Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

FACT II Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value per share, and one-half of one redeemable public warrant(2)	457(a)	20,125,000	$10.00	$201,250,000	0.00014760	$29,704.50
Fees to Be Paid	Equity	Class A ordinary shares included as part of the units(3)	457(g)	20,125,000	—	—	0.00014760	—	(4)
Fees to Be Paid	Equity	Redeemable public warrants included as part of the units(3)	457(g)	10,062,500	—	—	0.00014760	—	(4)
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
Carry Forward Securities
	Total Offering Amounts				—	$201,250,000	—	$29,704.50
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$29,704.50

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 2,625,000 units, consisting of 2,625,000 Class A ordinary shares and 1,312,500 warrants, which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.